Exhibit (a)(1)(H)

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

NOVARTIS AM MERGER CORPORATION

The undersigned, being all of the directors of Novartis AM Merger Corporation, a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Sections 109 and 141(f) of the Delaware General Corporation Law, do hereby consent to the adoption of the following resolutions and direct that this consent be filed with the minutes of the proceedings of the board of directors of the Corporation:

WHEREAS, on April 5, 2018, the Corporation was formed and the Certificate of Incorporation attached as Exhibit A hereto (the “Certificate of Incorporation”) was filed with the Delaware Secretary of State;

WHEREAS, the board of directors of the Corporation (the “Board”) has reviewed the proposed acquisition (the “Proposed Acquisition”) by the Corporation of AveXis, Inc., a Delaware corporation (“Target”);

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation to enter into that certain Agreement and Plan of Merger by and among Novartis AG, the Corporation’s ultimate parent (“Parent”), the Corporation, and Target, substantially in the form attached hereto as Exhibit B (the “MergerAgreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, promptly following the execution and delivery of the Merger Agreement, the Corporation would commence a tender offer (the “Tender Offer”) for all of the outstanding shares of Target (the “Target Shares”), and following consummation of the Tender Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the Corporation will be merged with and into Target with Target continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Corporation, among other things, would acquire or cause to be acquired all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Target; and

WHEREAS, the Board believes that it is advisable and in the best interests of the Corporation and its sole stockholder for Parent and the Corporation to effect the Proposed Acquisition for the consideration specified in the Merger Agreement (as duly executed and delivered by the Corporation and Parent) through the Tender Offer and the Merger.

NOW THEREFORE LET IT BE:

4                                         Proposed Transaction and Merger

Merger and Merger Documents

RESOLVED, that the Board hereby determines that the terms of the Merger Agreement and Proposed Acquisition (including the Tender Offer and the Merger) are advisable and in the best interests of the Corporation and its sole stockholder and that it is in the best interests of the Corporation and its sole stockholder for the Corporation to execute and deliver the proposed Merger Agreement and to consummate the Tender Offer, the Merger and other transactions contemplated thereby;

RESOLVED, that the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto (collectively, the “Merger Documents”), the Tender Offer, the consummation of the Merger and all other transactions described therein or contemplated thereby be, and hereby are, approved and adopted, and directs that the Merger Agreement and such transactions be submitted to the Corporation’s sole stockholder for approval;

RESOLVED, that any two of the officers of the Corporation or the following individuals (each such person, an “Authorized Signatory”), acting jointly, be, and each of them hereby is, authorized and empowered to execute and deliver the Merger Documents, in the name and on behalf of the Corporation with such additions, deletions or changes therein (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) as the Authorized Signatories executing the same shall approve (the execution and delivery thereof by any such Authorized Signatories to be conclusive evidence of their approval of any such additions, deletions or changes):

(a)                                 Nigel Sheail

(b)                                 Augusto Lima

(c)                                  Keren Haruvi

(d)                                 Jonathan Emery

(e)                                  Ramon Zapata

(f)                                   Milan Thakker

(g)                                  Peter Louwagie

(h)                                 Ling Zeng

(i)                                 Priya Deepak

(j)                                Susan Jones

(k)                             Ryan Foley

(l)                                 Frank Smith

provided, however, that any such individual that is not an officer of the Corporation shall cease to be an Authorized Signatory of the Corporation for purposes of these resolutions on the earlier of the date (i) that such individual ceases to be employed by the Corporation or one of the Corporation’s affiliates and (ii) that is eight months following the date hereof;

RESOLVED, that each of the Authorized Signatories hereby is authorized and empowered, in the name and on behalf of the Corporation to negotiate, complete, and, acting jointly with another Authorized Signatory, amend, modify, and/or waive any and all terms, covenants and conditions of the Merger Documents and any or all other agreements, documents, instruments and certificates called for therein or determined by such Authorized Signatories executing the same to be necessary or advisable in order to effect the foregoing resolutions, or to accomplish the transactions contemplated thereby (such determination to be conclusively, but not exclusively, evidenced by the taking of such action or the execution and delivery thereof by such Authorized Signatories); and

RESOLVED, that the Corporation is authorized and empowered to perform all of its obligations under the Merger Agreement, including but not limited to, causing the Corporation to complete the Tender Offer and the Merger.

Tender Offer

RESOLVED, that each of the Authorized Signatories hereby is authorized and empowered to, acting jointly with another Authorized Signatory, execute and deliver, on behalf of the Corporation, the Tender Offer documents to be delivered to the holders of the Target Shares (including all exhibits and schedules thereto) and filed with the appropriate governmental and regulatory authorities, together with such amendments, deletions, corrections and/or waivers thereto (including the annexation of appropriate exhibits, appendices or schedules) as such Authorized Signatories executing the same may deem to be necessary or appropriate (the “Tender Offer Documents”), the execution and delivery of such Tender Offer Documents by any such Authorized Signatory, jointly with another Authorized Signatory, to be conclusively presumed to have been pursuant to the authorization conferred by this resolution; and

RESOLVED, that each of the Authorized Signatories hereby is authorized and empowered, in the name and on behalf of the Corporation to negotiate, complete, and, acting jointly with another Authorized Signatory, amend, modify, and/or waive any and all terms, covenants and conditions of the Tender Offer Documents and any or all other agreements, documents, instruments and certificates called for therein or determined by such Authorized Signatories executing the same to be necessary or advisable in order to effect the Tender Offer or to accomplish the transactions contemplated thereby (such determination to be conclusively, but not exclusively, evidenced by the taking of such action or the execution and delivery thereof by such Authorized Signatories).

Preparation of Tender Offer Documents

RESOLVED, that the Board hereby authorizes and empowers the Authorized Signatories to prepare or cause to be prepared, upon the advice and with the assistance of counsel, the Tender Offer Documents, including the Offer to Purchase and related materials to be distributed to the stockholders of Target upon the commencement of the Tender Offer, and such other notices and other materials as such Authorized Signatories determine to be necessary or appropriate pursuant to the rules and regulations of the Securities and Exchange Commission, which materials shall be consistent with the rules and regulations of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned, being the directors of the Corporation, have executed this consent.

/s/ Craig Osten	Date: April 6, 2018
Name: Craig Osten
Title: Director

/s/ Lisa Deschamps	Date: April 6, 2018
Name: Lisa Deschamps
Title: Director

[Signature Page to the Unanimous Written Consent of the Board of Directors of Novartis AM Merger Corporation]